Exhibit 99.1

                   ICORIA ANNOUNCES FIRST QUARTER 2005 RESULTS

     HEALTH CARE REVENUE UP 126 PERCENT, RECORDS ONE-TIME GAIN ON SALE OF
                               AGRICULTURAL ASSETS

    RESEARCH TRIANGLE PARK, N.C., May 16 /PRNewswire-FirstCall/ -- Biotechnology company Icoria, Inc. (Nasdaq: ICOR) today reported that its first quarter healthcare revenues of $3.4 million were up 126 percent over the prior year and up 40 percent from the previous quarter. Total revenues in the quarter ending March 31, 2005, were $7.8 million, a 60 percent increase over the first quarter of 2004 and up 23 percent over the fourth quarter of 2004.

    "While we are very pleased with our first quarter 2005 revenues and the performance of our healthcare business, we must keep in mind that Icoria's future revenues will be lower as a result of the sale of our agriculture genomics assets to Monsanto and the previously announced termination of the Bayer contract," said Doug Morton, Ph.D., who is serving as Interim CEO while the company seeks a permanent replacement for Heinrich Gugger, who resigned last week.

    The sale of Icoria's agricultural genomics assets to Monsanto Company closed on March 23, 2005, and was fully effective on May 9. In connection with this transaction, Icoria booked a one-time gain of $3.9 million. The sale is also expected to yield $4 million in net annual savings for Icoria.

    Total operating expenses for the first quarter of 2005 were $10.2 million compared to first quarter 2004 operating expenses of $8.5 million and fourth quarter 2004 operating expenses of $10.1 million.

    The company reported first quarter of 2005 net income of over $1.1 million, or $0.03 per share, due to the one-time gain of $3.9 million from the asset sale. Excluding the one time gain, Icoria lost $2.8 million, or $0.08 per share, an improvement of 24 percent over the first quarter of 2004 loss of $3.7 million or $0.11 per common share. Excluding one-time items, the first quarter 2005 loss was 27% higher that the fourth quarter 2004 loss of $2.2 million.

    Icoria ended the quarter with $11.8 million in cash, cash equivalents and short-term investments, bolstered by a $4.75 million payment from Monsanto. An additional payment of $1.2 million is due from Monsanto in January 2006. A payment of $0.8 million may also be received by Icoria in January 2006 upon the achievement of certain milestones.

    Icoria had 179 employees at the end of the first quarter, 57 of whom joined Monsanto on May 7. Icoria expects to end the second quarter with approximately 110 employees.

    Management Discussion

    "The sale of these assets to Monsanto was a key strategic move for Icoria in the midst of a consolidating agricultural research industry with a declining potential for growth," said Morton. "We are now able to trim expenditures and efficiently focus our resources on our healthcare business, which offers greater short term and, more importantly, significant long-term potential for our technologies."

    "To support our cash needs, we will continue to rely on both our gene expression and metabolomics service offerings. We see strong commercial interest in biomarkers, both for drug discovery and development and potentially for use in diagnostics and theranostics. We are engaged in promising pilot programs and discussions with several of the top pharmaceutical and biotechnology companies," continued Morton.

    "We are making solid progress on our shift from a research service provider to a product-oriented company focusing on biomarker discovery for use in diagnostics. In fact, we recently signed two agreements that may enable us to generate valuable intellectual property and will increase our knowledge base and discovery research capabilities relating to metabolic pathways and disease mechanisms in the liver. This type of proprietary research will be the cornerstone of the long term value of the company going forward," said Morton.

    Conference Call Scheduled for 8:30 a.m.

    The company's management team will conduct a conference call and webcast to discuss the results on Tuesday, May 17, at 8:30 a.m. ET. Interested participants should call 1-800-946-0782 or, for those calling internationally, 01-719-457-2657. The conference call ID number is 8663743. Icoria encourages participants to dial in 10 minutes before the call commences.

    The webcast can be accessed from Icoria's web site at http://www.icoria.com by clicking on the Investor Relations link. For those unable to participate, replays of the call may be heard online at http://www.icoria.com . Supplemental information will also be available online.

    About Icoria

    Icoria, Inc. is a biotechnology company focused on the discovery of novel, multi-parameter biomarkers using its unique multi-platform approach. Icoria is using these biomarkers internally to develop multi-analyte diagnostics that can be used to define and grade pathology or disease state with a high level of specificity and sensitivity. Icoria also uses its technology to help its collaborators and customers develop better, safer drugs and diagnostics and to identify targets, leads and drug/diagnostic combinations for liver injury, metabolic disorders and cancer.

                                  Icoria, Inc.
              CONDENSED STATEMENTS OF OPERATIONS (See Note 2 below)
                 (In thousands, except earnings per share data)

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                           (unaudited)
                                                       2005            2004
                                                   ------------    ------------
Revenues:
Revenue from healthcare customers
     Commercial and government contracts           $      2,962    $        978
     Government grant                                       432             524
Total healthcare revenues                                 3,394           1,502

Revenue from agriculture commercial contracts             4,404           3,386
Total revenue                                             7,798           4,888

Operating expenses:
Research and development                                  7,360           6,634

Selling, general and administrative                       2,871           1,886

Total operating expenses                                 10,231           8,520

Gain on sale of selected agricultural assets              3,948               -

Income (loss) from operations                             1,515          (3,632)

Other interest income (expense), net                       (378)            (62)

Income (loss) from continuing operations                  1,137          (3,694)

Discontinued operations                                       1              23

Net income (loss)                                  $      1,138    $     (3,671)

Net income (loss) per share:

Income (loss) from continuing operations
     Basic                                         $       0.03    $      (0.11)
     Diluted                                       $       0.03    $      (0.11)

Loss from discontinued operations
     Basic                                                    -               -
     Diluted                                                  -               -

Net income (loss) per share
     Basic                                         $       0.03    $      (0.11)
     Diluted                                       $       0.03    $      (0.11)

Weighted average common shares outstanding:
     Basic                                               37,389          33,425
     Diluted                                             45,251          33,425

                                  Icoria, Inc.
                           2005 First-Quarter Results
                 Condensed Balance Sheet Data (See Note 2 below)
                                 (In thousands)

                                                     March 31,     December 31,
                                                       2005            2004
                                                   ------------    ------------
                                                    (unaudited)

Assets:
Cash, cash equivalents, short-term investments     $     11,805    $      9,598
Other current assets                                      4,614           3,416
       Total current assets                              16,419          13,014
Property plant & equipment, net                           8,491          14,516
Other noncurrent assets                                     853           1,740
Total assets                                       $     25,763    $     29,270

Liabilities and stockholders' equity:
Current liabilities                                       8,234          13,689
Long-term obligations                                     4,350           4,802
Stockholders' equity                                     13,179          10,779
Total liabilities and stockholders' equity         $     25,763    $     29,270

                                  Icoria, Inc.
   Supplemental Information Re: Increase/(Decrease) in Cash, Cash Equivalents,
           Short - Term and Long - Term Investments (See Note 1 Below)
                                   (Unaudited)
                                 (In thousands)

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
Net cash used in operating activities              $     (1,915)   $     (1,564)

Net cash provided by investing activities,
 excluding purchases and maturities of
 short-term investments                                   4,420           1,895

Net cash used in financing activities                      (298)         (1,423)

Net increase (decrease) in cash, cash
 equivalents, short-term investments                      2,207          (1,092)

Cash, cash equivalents, short-term investments,
 beginning of period                                      9,598          16,285
Cash, cash equivalents, short-term investments,
 end of period                                     $     11,805    $     15,193

Note 1: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles ("GAAP") in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long- term investments). In order to fully assess the Company's liquidity position, management believes that the cash flow measure presented above, which includes short-term investments, is an appropriate measure for evaluating the Company's liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows prepared in accordance with generally accepted accounting principles in the U.S.

Under GAAP, cash flows from investing activities above would increase net purchases of investment securities in the amount of $0.4 million for the three months ended March 31, 2005 and decrease net maturities of investment securities in the amount of $3.0 million for the three months ended March 31, 2004. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short-term investments of $0.4 million as of March 31, 2005, $9.1 million as of December 31, 2003 and $6.1 million as of March 31, 2004. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.

Note 2: As part of the agreement to sell agricultural genomics assets to Monsanto, the company committed to transition out of the agriculture industry with the principal exception of its remaining contracts with DuPont or its subsidiaries. While the company has determined that it does not yet meet the criteria to classify its remaining activities in the agriculture industry as discontinued operations under Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the company does believe these criteria will be met upon the completion of the remaining contracts with Dupont and its subsidiaries. As included in the company's statements of operations for the periods ended March 31, 2005 and 2004, the company's activities related to the agriculture industry are as follows (in thousands):

                                                        Three Months Ended
                                                             March 31,
                                                   ----------------------------
                                                           (unaudited)
                                                       2005            2004
                                                   ------------    ------------
Revenues                                           $      4,404    $      3,386

Operating expenses:
Research and development                                  2,786           3,319

Selling, general and administrative                         227             173

Total operating expenses                                  3,013           3,492

Gain on sale of selected agricultural assets              3,948               -

Income (loss) from operations                      $      5,339    $       (106)

For purposes of these disclosures, the operating expenses presented above only include those costs that are directly identifiable as relating to agriculture activities with an allocation of facilities, information support and employee benefits costs based on headcount. Summarized balance sheet information for the Company's assets related to the agriculture industry as of March 31, 2005 is as follows (in thousands):

Accounts receivable                                $      2,075
Prepaid expenses                                             49
Total current assets                                      2,124
Property plant & equipment, net                           1,144

Total assets                                       $      3,268

Accounts payable                                   $        138
Accrued liabilities                                         512
Deferred Revenue                                          1,115
Total current liabilities                                 1,765

Deferred compensation                                       (15)

Total liabilities and stockholders' equity         $      1,750

    This press release contains forward-looking statements including, but not limited to, the Company's expectations for its new business plan, healthcare focus and its diagnostic discovery platform. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to Icoria's ability to identify biomarkers, Icoria's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria's annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

    Note: Icoria and the Icoria logo are trademarks owned or used by Icoria, Inc.

SOURCE  Icoria, Inc.
    -0-                             05/16/2005
    /CONTACT: Media-Public Relations of Icoria, Inc., +1-919-425-2999; or Brian Ritchie of Noonan Russo, +1-212-845-4200/
    /Web site:  http://www.icoria.com /